Exhibit 99.1

COVIDIEN AWARDED $176.5 MILLION VERDICT IN PATENT
LITIGATION AGAINST ETHICON ENDO-SURGERY

NEW HAVEN, CT - March 29, 2013 - Covidien (NYSE: COV), a leading global provider of healthcare products, today announced that it has won a patent infringement suit against Ethicon Endo-Surgery, Inc., a Johnson & Johnson company, relating to Ethicon's Harmonic® line of ultrasonic surgical products.

The federal court awarded Covidien a $176.5 million verdict upon ruling that several claims of Covidien's patents were valid, enforceable, and infringed by Ethicon. The amount of the verdict, which could be appealed, was based on an 8 percent royalty rate on infringing sales through March 2012, plus prejudgment interest.

“As a global healthcare market leader, Covidien invests significant resources into creating and developing medical innovations. We are pleased that the federal court recognized our innovation in ultrasonic surgical devices, finding our patents both valid and infringed by Ethicon Endo-Surgery. We will continue to vigorously protect our innovative products, solutions and intellectual property,” stated Chris Barry, President, Advanced Surgical Technologies, Covidien.

The federal court found that Ethicon infringed Covidien's U.S. Patents 6,063,050, 6,468,286, and 6,682,544, each relating to ultrasonic cutting and coagulation surgical devices.

ABOUT COVIDIEN
Covidien is a leading global healthcare products company that creates innovative medical solutions for better patient outcomes and delivers value through clinical leadership and excellence. Covidien manufactures, distributes and services a diverse range of industry-leading product lines in three segments: Medical Devices, Pharmaceuticals and Medical Supplies. With 2012 revenue of $11.9 billion, Covidien has 43,000 employees worldwide in 70 countries, and its products are sold in over 140 countries. Please visit www.covidien.com to learn more about our business.

CONTACTS

Marguerite Copel Vice President Communications 203-821-4720 marguerite.copel@covidien.com John Jordan Manager Communications 508-452-4891 john.jordan@covidien.com	Coleman Lannum, CFA Vice President Investor Relations 508-452-4343 cole.lannum@covidien.com Todd Carpenter Senior Director Investor Relations 508-452-4363 todd.carpenter@covidien.com